Exhibit (a)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Rinker Shares (as defined below) or Rinker ADSs (as defined below). The Offer is made solely by the Bidder’s Statement, dated October 30, 2006, the related Share Acceptance Form (as defined in the Bidder’s Statement) and the ADS Letter of Transmittal and any supplements thereto. Capitalized terms used, but not defined, in this announcement have the meanings given to those terms in the Bidder’s Statement, unless the context requires otherwise.

Notice of Offer to Purchase for Cash

All Outstanding Ordinary Shares

of

Rinker Group Limited

for

US$13.00 per Ordinary Share

and

All Outstanding American Depositary Shares

of

Rinker Group Limited

for

US$65.00 per American Depositary Share

by

CEMEX Australia Pty Ltd,

an indirect wholly-owned subsidiary of

CEMEX, S.A.B. de C.V.

CEMEX Australia Pty Ltd (“Bidder”), an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V. (“CEMEX”), is offering to acquire all outstanding ordinary shares (“Rinker Shares”), for US$13.00 per share, and all outstanding American depositary shares (“Rinker ADSs”), which each represent a beneficial interest in five Rinker Shares, for US$65.00 per ADS, of Rinker Group Limited. The Offer is for cash (less any applicable withholding taxes and without interest). The terms of the Offer are set forth in the Bidder’s Statement, dated October 30, 2006, the related Share Acceptance Form and ADS Letter of Transmittal and any supplements thereto.

The Offer will remain open for acceptance until 7pm (Sydney time) on 27 December 2006 / 3am (New York time) on 27 December 2006 (the “Offer Period”), unless the Offer is extended or withdrawn. The Bidder may elect to extend the Offer, in accordance with the Corporations Act and the US Exchange Act, at any time and from time to time prior to the end of the Offer Period. The Offer may be extended by giving written notice of the extension to the US Depositary and by making a public announcement of the extension, as described in the Bidder’s Statement, and by following the procedures prescribed in section 650C of the Corporations Act. The Bidder does not currently intend to make a subsequent offering period available after the close of the Offer Period.

The Offer is subject to certain conditions (“Defeating Conditions”) that are described in the Bidder’s Statement. Pursuant to the terms of the Offer, as described in the Bidder’s Statement, if a Rinker ADSholder or a Rinker Shareholder (collectively, “Rinker Securityholders”) elects to tender, all Rinker Securities that the Rinker Securityholder owns must be tendered. Partial tenders are not permitted under the terms of the Offer.

Rinker Shareholders may accept the Offer to purchase their Rinker Shares by properly completing and returning the Share Acceptance Form to the Melbourne office of Computershare Investor Services Pty Limited (the “Australian Registry”) prior to the end of the Offer Period. If Rinker Shares are in a CHESS holding, Rinker Shareholders may contact their Controlling Participant directly (normally their stockbroker) with instructions to accept the Offer for them. Alternatively, such Rinker Shareholders can elect for Bidder to contact their Controlling Participant on their behalf via the CHESS system, by properly completing and returning the Share Acceptance Form to the Melbourne office of the Australian Registry prior to the end of the Offer Period.

Rinker ADSholders may accept the Offer to purchase their Rinker ADSs by (A) delivering to Computershare Trust Company, N.A. (the “US Depositary”), prior to the end of the Offer Period, a complete and signed ADS Letter of Transmittal in accordance with the instructions set forth therein and return it, together with the ADRs evidencing their Rinker ADSs and any other documents required by the ADS Letter of Transmittal, to the address set forth on the ADS Letter of Transmittal; or (B) tendering their Rinker ADSs pursuant to the procedures for book-entry transfer as described in Section 8.4(d) of the Bidder’s Statement; or (C) contacting their broker or other nominee and instruct them to accept the Offer on their behalf.

If any Rinker ADSs are registered in the name of a broker or other nominee, the Rinker ADSholder must contact such nominee to accept the Offer. If the ADRs evidencing Rinker ADSs are not immediately available, or if the Rinker ADSholder cannot comply with the procedures for book-entry transfer as described in the Bidder’s Statement, prior to the end of the Offer Period, the Rinker ADSholder may tender their Rinker ADSs by following the procedures for guaranteed delivery as described in the Bidder’s Statement.

Rinker Securityholders have certain rights to withdraw their acceptance under the terms of the Offer. Rinker Securityholders may only withdraw their acceptance of the Offer for all of their Rinker Securities. A withdrawal may not be rescinded. However, if a Rinker Securityholder elects to withdraw its acceptance of the Offer, the Rinker Securityholder may re-accept the Offer by following the procedures described in the Bidder’s Statement at any time prior to the end of the Offer Period. All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by Bidder, in the reasonable exercise of its discretion, the determination of which will be final and binding. The procedures for withdrawal are set forth below:

•	Withdrawal of Rinker Shares—Issuer Sponsored Holdings: If Rinker Shares are held in an Issuer Sponsored Holding, Rinker Shareholder’s must send a signed notice, or a signed notice must be sent on their behalf, stating their intention to withdraw, to an address specified on the Share Acceptance Form so that the notice is received at the relevant address at any time during which the right to withdraw acceptance of the Offer subsists. The notice of withdrawal must specify the Rinker Shareholder’s name, address and the number of (and Security Reference Number for) the Rinker Shares in an Issuer Sponsored Holding that were the subject of the acceptance of the Offer.

•	Withdrawal of Rinker Shares—CHESS Holdings: If Rinker Shares are held in a CHESS Holding, the Rinker Shareholder’s Controlling Participant must transmit a valid originating message to ASTC specifying the Rinker Shares to be released from the sub-position, in accordance with Rule 14.16 of the ASTC Settlement Rules, at any time during which the Rinker Shareholder’s right to withdraw acceptance of the Offer subsists.

•	Withdrawal of Rinker ADSs: Withdrawals of Rinker ADSs deposited pursuant to the Offer must be effected by a valid notice of withdrawal. The notice of withdrawal shall be deemed timely if the US Depositary receives such notice at the place of deposit of the applicable Rinker ADSs (or ADS Notice of Guaranteed Delivery in respect thereof) at any time during which the Rinker ADSholder’s right to withdraw acceptance of the Offer subsists. The notice of withdrawal may be made by any method, including facsimile transmission, that provides the US Depositary with a written or printed copy and which specifies the name of the depositing Rinker ADSholder, the number of Rinker ADSs to be withdrawn and if ADRs have been tendered, the name of the registered holder, if different from that of the person who tendered the Rinker ADSs evidenced by such ADRs.

Pursuant to Rule 14d-7 under the US Exchange Act, a Rinker Securityholder who accepts the Offer has the right to withdraw that acceptance at any time after the acceptance and before the end of the Offer Period. Additionally, pursuant to section 14(d)(5) of the US Exchange Act, unless previously accepted for payment by Bidder pursuant to the Offer, Rinker Securityholders have the right to withdraw their acceptances after 60 days from the commencement of the Offer. Bidder has sought exemptive relief from Rule 14d-7 and section 14(d)(5) of the US Exchange Act from the SEC to permit these withdrawal rights to terminate upon the later of 20 US Business Days following the date of commencement of the Offer and the day on which the Offer becomes wholly unconditional (except for Prescribed Occurrences), subject to the Bidder giving at least five US Business Days’ notice of its intention to do so. In addition to those rights, Rinker Securityholders will have a statutory withdrawal right under section 650E of the Corporations Act if they have accepted the Offer and the Offer is varied in a way which delays payment by more than one month. Rinker Securityholders will be sent a notice of variation which describes this right, should it accrue.

If a Rinker Securityholder elects not to accept the Offer, that person will remain a Rinker Securityholder and will not receive the consideration offered by Bidder. If Bidder becomes entitled to acquire compulsorily the outstanding Rinker securities, as described in the Bidder’s Statement, it intends to do so. If Rinker securities are acquired compulsorily by Bidder, it will be on the same terms as the Offer. However, a non-tendering Rinker Securityholder whose securities are acquired compulsorily will receive payment later than the Rinker Securityholders who chose to accept the Offer. If Bidder does not become entitled to acquire compulsorily Rinker Securities, Rinker Securityholders who do not tender will remain Rinker Securityholders.

The receipt of cash for Rinker Shares and Rinker ADSs pursuant to the Offer will be a taxable transaction for Australian and US federal income tax purposes. See the Bidder’s Statement for a full discussion of tax consequences. Rinker Securityholders are urged to consult their own tax advisors for advice regarding the income tax consequences of the relevant transaction.

The information contained in this advertisement is a summary only. The information required to be disclosed by Rule 14d-6(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Bidder’s Statement and related materials, including the Share Acceptance Form, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery (collectively, the “Offer Documents”), all of which are incorporated herein by reference. The Offer Documents contain important information that Rinker Securityholders are urged to read in their entirety before making any decision with respect to the Offer. Questions regarding the Offer may be directed to the CEMEX Offer Information Line at the telephone numbers set forth below. Also, copies of the Offer Documents may be obtained at Bidder’s expense by calling the CEMEX Offer Information Line.

The US Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

The US Depositary for the Offer is:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

CEMEX Offer Information Line:

Within US: (866) 244-1296 (for retail investors) or

(212) 750-5833 (for institutional investors, banks and brokers)

Within Australia: 1300-721-344 (local call)

Elsewhere: +61-3-9415-4344

November 14, 2006